Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-260920) pertaining to the Employees’ Restricted Share Plan 2020 and Share Performance Plan 2017 of Evotec SE of our report dated July 9, 2021 (except for Note 3, to which the date is August 19, 2021), with respect to the consolidated financial statements of Evotec SE, included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Munich, Germany

May 12, 2023